Exhibit 99.1

NEWS RELEASE

Contacts:
OSI Pharmaceuticals	Burns McClellan (representing OSI)
Kathy Galante(investors/media)	Kathy Nugent (media)
Wendy Mensch (media)	(205) 401-0260
(631) 962-2000
OSI PHARMACEUTICALS PRESENTS POSITIVE RESULTS FROM PHASE IIa CLINICAL TRIAL OF ITS DPIV INHIBITOR,
PSN9301, AT ANNUAL MEETING OF AMERICAN DIABETES ASSOCIATION
Encouraging Pre-Clinical Data From Diabetes/Obesity Program Also Presented
MELVILLE, NY — June 12, 2006 — (OSI) Pharmaceuticals (NASDAQ: OSIP) presented the positive results from its Phase IIa proof-of-concept study with its dipeptidyl peptidase-IV (DPIV) inhibitor, PSN9301, at the annual meeting of the American Diabetes Association in Washington, DC. The study demonstrated that with prandial (with-meal) dosing, 14-day administration of PSN9301 reduced blood glucose levels in patients with type 2 diabetes and was generally well-tolerated with no episodes of hypoglycemia (low blood glucose). Also presented were preclinical data on novel, orally available agonists of the G-protein coupled receptor GPR119 for the potential treatment of obesity, diabetes and associated metabolic disorders.
“We believe that PSN9301’s fast onset and short duration of action make it an ideal candidate for meal-related dosing, which will allow for optimal regulation of the glucose regulatory hormone GLP-1, the goal of intervention with DPIV inhibitors, while potentially reducing the risk of adverse effects between meals and overnight,” said Anker Lundemose, President of (OSI) Prosidion. “In addition, we are pleased with the early data from our GPR119 diabetes/obesity program. Selection of a development candidate is planned for early 2007.”
Following are summaries of the two studies:
Glucose lowering effects and pharmacokinetics of 14-day treatment with the prandial DPIV inhibitor, PSN9301, in patients with type 2 diabetes — Rachman, Jonathan et al (Abstract # 546-P)
PSN9301 is an orally available, small molecule inhibitor of DPIV, an enzyme involved in the breakdown of the hormone glucagon-like peptide-1, or GLP-1. GLP-1 plays an important role
-more-

in regulating meal-related blood glucose by increasing the amount of insulin secreted in response to meals. Unlike other DPIV inhibitors, PSN9301 demonstrated a fast onset and relatively short duration of action, supporting the unique meal-related dosing regimen.
This Phase IIa randomized, double-blind, placebo-controlled two-week in-clinic dosing trial explored the effects of several different doses of PSN9301 in 56 patients with type 2 diabetes. In the three highest dose groups, namely 240 mg; 360 mg; and 480 mg, each three times daily with meals (equivalent to 200 mg; 300 mg and 100 mg as the free base), the data showed that the glucose area under the curve in response to an oral glucose tolerance test was reduced significantly. The reduction ranged from 24 percent to 42 percent compared to placebo. No serious adverse events were reported. The most frequent treatment-related adverse events reported, which were all mild to moderate, were fatigue, headache and abdominal pain.
Discovery of novel, orally active, synthetic GPR119 agonists as potential agents for treatment of obesity and associated metabolic disorders— Reynet, Christine et al (Abstract # 346-OR)
In this presentation, OSI researchers describe preclinical studies with novel agonists of the G-protein coupled receptor GPR119. The prototypical novel agonist PSN632408 showed appetite and weight reduction effects similar to those obtained with the prescription weight loss agent sibutramine (Meridia®).
GPR119 has been found to be expressed mainly in the endocrine cells in the pancreas and gastrointestinal tract. GPR119 agonists increase cyclic AMP levels in cells expressing the receptor, which is accompanied by increases in glucose stimulated insulin release in pancreatic beta cells.
In subchronic studies in rodent models of obesity, the data showed that the reductions in food intake induced by daily oral treatment with novel GPR119 agonists lead to body weight reductions that can be accounted for by a specific loss of fat tissue and, as a result, reductions in plasma triglyceride and leptin levels. Moreover, 21 days of treatment also lead to improvements in glucose tolerance and insulin sensitivity. Improvements in oral glucose tolerance were also found on acute oral administration of GPR119 agonists in several rodent models, including diabetic models. OSI is continuing to study additional, more potent orally available GPR119 agonists for the potential treatment of obesity, diabetes and associated metabolic disorders.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States and Europe for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
(OSI) Prosidion is the diabetes and obesity business unit within OSI Pharmaceuticals, dedicated to the discovery and development of novel drugs for the treatment of type 2 diabetes and obesity. (OSI) Prosidion’s lead compound, PSN9301, is a Dipeptidyl Peptidase IV (DPIV) inhibitor currently in Phase II clinical trials. (OSI) Prosidion is developing additional product candidates, including a Glucokinase Activator (in Phase I clinical trials) and a Glycogen Phosphorylate Inhibitor, PSN357 (in Phase IIa clinical trials). (OSI) Prosidion owns or has licensing rights to a portfolio of DPIV medical use patents with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs such as metformin. A number of non-exclusive licenses to the patent estate have been granted to major pharmaceutical companies. (OSI) Prosidion operates through OSI’s wholly-owned subsidiary, Prosidion Limited, in Oxford, UK. For additional information about the business unit, please visit http://www.prosidion.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA and other foreign review processes and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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